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                                                                    EXHIBIT 99.1


FLORIDA BANKS, INC. [LOGO]



                                  NEWS RELEASE


FOR IMMEDIATE RELEASE                      CONTACT:  T. Edwin Stinson, Jr.
                                                     Chief Financial Officer
                                                     Direct - 904/332-7772
                                                     E-mail estinson@flbk.com

      FLORIDA BANKS, INC. COMPLETES CONVERSION OF SERIES B PREFERRED STOCK

         JACKSONVILLE, Fla. (April 19, 2002) -- Florida Banks, Inc. (Nasdaq:FLBK) announced that it has completed the conversion of all of its Series B Preferred Stock into its common shares. The 102,283 shares of Preferred Stock was converted into 1,022,830 shares of Common Stock on April 16, 2002, under a provision which automatically converted the Preferred shares after the common stock price averaged above $8.00 over a 30 consecutive trading day perid. From the period March 4, 2002 to April 15, 2002 the average closing price of FLBK common was $8.01. The Series B Preferred Stock had an annual dividend of 7.00%.

         Charles E. Hughes, Jr., president and chief executive officer, stated, "We are very pleased to have completed the conversion of the Preferred shares which will result in an improvement in the Company's return on assets and equity for 2002. In addition, our earnings will improve by approximately $.03 per share on an annual basis as a result of the termination of the dividend. Our Preferred shareholders provided us with the capital we needed last year to continue the Company's growth and we appreciate their confidence in Florida Banks and welcome them as common shareholders," Hughes concluded.

         Florida Banks, Inc. is a Jacksonville-based holding company for a statewide community banking system in certain of Florida's largest and fastest-growing markets. The Company's community banking approach emphasizes responsive and personalized service to its customers at a level normally reserved for only the very best customers of large banks. Local banking affiliates of Florida Banks, Inc. offer a range of traditional banking products and services to small and medium-sized businesses and professionals. Florida Banks, Inc. also provides personal banking services for the owners and executives of those businesses. The Company operates offices in Tampa, Jacksonville, Alachua County (Gainesville), Broward County (Ft. Lauderdale), Pinellas County (St. Petersburg/Clearwater/Largo) and Marion County (Ocala).

         Certain statements in this news release contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to financial results and plans for future business development activities, and are thus prospective. Such forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties included, but not limited to, general economic conditions, competition, interest rate sensitivity, exposure to regulatory and legislative changes and other uncertainties detailed from time to time in the Company's Securities and Exchange Commission filings.




TEL: 904.332.7772    FAX: 904.296.2820
5210 BELFORT ROAD, SUITE 310
JACKSONVILLE, FLORIDA 32256
P.O. BOX  551430, JACKSONVILLE, FLORIDA 32255-1430

FLORIDA BANK, N.A.,  MEMBER FDIC